Filed pursuant to Rule 433
Registration Statement 333-153401
STATE OF ISRAEL BONDS Current Investment Rates
Valid January 22, 2009 through January 31, 2009

JUBILEE AND MACCABEE ISSUE BONDS (Sixth Series)
BOND	TYPE	RATE	MATURITY DATE	MINIMUM SUBSCRIPTION
3-Year	Jubilee	2.16%	February 1, 2012	}	$25,000 AND MULTIPLES OF $5,000
5-Year	Jubilee	3.19%	February 1, 2014
3-Year	Maccabee	1.96%	February 1, 2012	}	$5,000 AND MULTIPLES OF $1,000
5-Year	Maccabee	2.99%	February 1, 2014
•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Interest paid every May 1st and November 1st.
•	1-Year, 2-Year and 10-Year Jubilee and Maccabee Bonds are not offered in this sales period.

SAVINGS BONDS (Third Series)
BOND	TYPE	MATURITY VALUE PER $1000 UNIT	RATE	MATURITY DATE	MINIMUM SUBSCRIPTION
3-Year	Sabra	$1,056	1.82%	January 1, 2012	$1,000 AND MULTIPLES OF $500
•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	1-Year, 2-Year, 3-Year, 5-Year and 10-Year $2,500 Savings Bonds are not offered in this sales period.
•	1-Year, 2-Year, 5-Year and 10-Year $1,000 Sabra Savings Bonds are not offered in this sales period.

MAZEL TOV BOND (Third Series)
BOND	RATE	MATURITY VALUE PER $100 UNIT	MATURITY DATE	MINIMUM SUBSCRIPTION
5-Year	1.60%	$108	February 1, 2014	$100 AND MULTIPLES OF $50
•	Issued on the 1st of each month.
•	Maximum allowable amount purchased by one person on a specific date, registered in the name of one holder, is $2,500.
•	10-Year Mazel Tov Bonds are not offered in this sales period.

FLOATING RATE LIBOR BONDS (Eighth Series)
BOND	TYPE	RATE	MATURITY DATE	MINIMUM SUBSCRIPTION
3-Year	LIBOR - Cash	1.3125%	February 1, 2012	} $5,000 AND MULTIPLES OF $2,500
5-Year	LIBOR - Cash	1.8125%	February 1, 2014
3-Year	LIBOR – Financing*	1.3125%	February 1, 2012	$100,000 AND MULTIPLES OF $25,000
•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Initial interest rate is equal to the 6-month LIBOR rate in effect on the initial interest determination date plus or minus a spread. The spread remains fixed until maturity.
•	Interest paid every June 1st and December 1st.
•	1-Year, 2-Year, 2-Year Financing, 4-Year and 10-Year Floating Rate LIBOR Bonds (Eighth Series) are not offered in this sales period.
*May only be purchased if financed by an Authorized Institutional Lender, as such term is defined in the prospectus supplement. For a list of Authorized Institutional Lenders, go to www.israelbonds.com/lenders.pdf.

Issues subject to availability. Bonds will not earn or accrue interest after maturity.  Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified above. For current rates, please visit our website.
The bonds may not be transferred, sold or pledged (except under certain limited circumstances).

The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the State of Israel or the Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request.

DEVELOPMENT CORPORATION FOR ISRAEL
STATE OF ISRAEL BONDS

This is a representative sampling of the securities offered. This is not an offering, which can be made only by prospectus. Read it carefully before investing to fully evaluate the risks associated with investing in State of Israel bonds. To request a prospectus please call 1-800-229-9650 or visit us at  www.israelbonds.com               Member FINRA, SIPC